Exhibit 10.39

RECEIVABLES PURCHASE AGREEMENT
RECEIVABLES PURCHASE AGREEMENT (as it may be amended, modified or supplemented from time to time, this “Agreement”) is made as of November 30, 2017, by and among Milacron Marketing Company LLC (the “Company”), a Delaware limited liability company, as a seller (in such capacity, a “Seller”), seller representative (in such capacity, the “Seller Representative”) and as servicer (in such capacity, the “Servicer”), and such affiliates of the Company, if any, as may become parties hereto as sellers with the prior written approval of the Buyer in its sole and absolute discretion, in each case, in its capacity as seller hereunder (each, a “Seller” and, collectively, “Sellers”), and Hitachi Capital America Corp., a Delaware corporation (together with its successors and permitted assigns, the “Buyer”). Any reference herein to “Seller” without further designation, shall be a reference to each Seller, respectively, as applicable.
RECITALS
Each Seller desires to sell certain of its Receivables from time to time, and the Buyer may agree to purchase from Seller such Receivables on the terms set forth herein. Terms not otherwise defined herein shall have the meanings set forth on Exhibit A hereto.
Accordingly, the parties hereto agree as follows:
1.Sale and Purchase.
(a)    Sale. Any Seller from time to time but not more than one (1) time during any calendar week during the period commencing on the date hereof and terminating on the Purchase Termination Date may submit to the Buyer, at least three (3) Business Days prior to any purchase of Proposed Receivables, a request (a “Request”) that the Buyer purchase from such Seller the Proposed Receivables described in such Request. The Buyer, in its sole discretion, may elect to accept or reject a Request. If the Buyer accepts (in its sole discretion) a Request, then, subject to satisfaction of the conditions precedent set forth in Section 1(b) hereto, the Buyer shall and hereby does purchase, and such Seller shall and hereby does sell to the Buyer, all of such Seller’s right, title and interest (but none of Seller’s underlying obligations to the applicable Account Debtor) with respect to such Proposed Receivables as of the Purchase Date (all such Proposed Receivables (together with Related Security, Collections and proceeds with respect thereto), once sold and purchased hereunder, collectively the “Purchased Receivables”). THIS AGREEMENT DOES NOT CONSTITUTE A COMMITMENT, OBLIGATION OR OTHER UNDERTAKING OF ANY SELLER TO OFFER ANY RECEIVABLES TO THE BUYER OR FOR THE BUYER TO PURCHASE ANY RECEIVABLES FROM ANY SELLER OR OTHERWISE EXTEND CREDIT OR PROVIDE ANY FINANCIAL ACCOMMODATION TO ANY SELLER.
(b)    Conditions Precedent. Assuming that it is willing to accept a Request, the Buyer shall not purchase the Proposed Receivables described in such Request unless on the Purchase Date therefor:
(i)    The Buyer has received, at least three (3) Business Days prior to any purchase of Proposed Receivables, a Request in substantially the form of Schedule I attached hereto

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(or in such other format (which may be electronic) agreed to by Seller and the Buyer on such proposed Purchase Date) with respect to the Proposed Receivables, together with such additional supporting documentation that the Buyer may have reasonably requested;
(ii)    Seller’s representations and warranties made herein with respect to the Proposed Receivables (including the accuracy of the receivable information contained in the exhibit to the related Request) are true and accurate in all material respects, and all other of Seller’s representations and warranties are true and accurate in all material respects;
(iii)    Seller is in compliance in all material respects with all of its covenants made herein and no Event of Termination shall have occurred and be continuing;
(iv)    No Event of Repurchase exists on such Purchase Date, unless Seller has repurchased and paid the full amount of the Repurchase Price (or the amount subject to Dispute, to the extent provided pursuant to Section 5 hereto) for the affected Purchased Receivables pursuant to the terms of Section 5 hereto or such repurchase or other payment has been effectuated on such proposed Purchase Date by payment in cash or by setoff by the Buyer against the Purchase Price for the Proposed Receivables;
(v)    Following the sale and purchase of the Proposed Receivables set forth in the related Request, (A) the Outstanding Purchase Price will not exceed the Maximum Outstanding Purchase Price and (B) the Outstanding Purchase Price with respect to the Purchased Receivables payable by any Account Debtor will not exceed such Account Debtor’s Purchase Sublimit as set forth on Schedule II (as such schedule may be updated or modified from time to time as determined by the Buyer); and
(vi)    In the case of the initial Purchase Date, the other conditions precedent set forth on Exhibit B shall have been satisfied or waived in writing by the Buyer.
(c)    Purchase Price. The purchase price for Purchased Receivables purchased on any Purchase Date (the “Purchase Price”) shall equal (i) the aggregate Net Invoice Amount of such Purchased Receivables (the “Aggregate Net Invoice Amount”) minus (ii) the Discount Margin. The Buyer shall pay the Purchase Price, denominated in Dollars, to the Servicer’s Account in immediately available funds on the applicable Purchase Date for distribution by the Servicer to the applicable Seller or Sellers.
(d)    Purchase and Sale Mechanic; Permitted Recourse Reserve Amount.
(i)    On the relevant Purchase Date, and upon satisfaction of the conditions in this Agreement, if and to the extent the Buyer has elected in its sole discretion to accept any such Request and the related Proposed Receivables, the Buyer shall pay to Seller, subject to the Permitted Recourse Reserve Amount described in clause (iii) below, the aggregate Purchase Price for the Receivables listed in such Request and thereupon, Seller shall and hereby does sell to Buyer, and Buyer shall and hereby does purchase from Seller and become the owner of all of Seller’s right, title and interest in and to such Proposed Receivables, as absolute owner of such Proposed Receivables (at which point such Proposed Receivables

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shall become Purchased Receivables), free and clear of any liens, without recourse to Seller except as expressly provided in this Agreement.
(ii)    Seller hereby agrees to pay and transfer to (or as directed by) the Buyer with respect to each Purchased Receivable, on each applicable Purchase Date, an amount in cash equal to (x) the Permitted Recourse Reserve Percentage (as set forth on Schedule II, as such schedule may be modified or updated from time to time as agreed to on a prospective basis between the Seller and the Buyer on any applicable Purchase Date) of the Net Invoice Amount for such Receivable (such amount, the “Permitted Recourse Reserve Amount”), as collateral to secure all obligations of Seller to repurchase such Receivable in the case of an Event of Repurchase, indemnify or otherwise make payments to the Buyer pursuant to Section 5, below, or otherwise as provided in this Agreement (any such payment and/or indemnity obligations, the “Permitted Recourse Obligations”), and Seller hereby grants to the Buyer a security interest for such purposes in all of Seller’s right, title and interest in and to such Permitted Recourse Reserve Amounts with respect to each Purchased Receivable.  Notwithstanding the foregoing, it is understood and agreed that the Permitted Recourse Reserve Amount shall not secure or be used or applied to cover losses on any Purchased Receivable that result solely from an Insolvency Event or general lack of credit worthiness of the related Account Debtor.
(iii)    Notwithstanding anything herein to the contrary, Seller and the Buyer hereby agree that the Buyer may, on each Purchase Date, net the obligation of Seller to pay and deliver the Permitted Recourse Reserve Amount with the Purchase Price payment with respect thereto, and the netting and retention of such amount by the Buyer shall satisfy both (x) the full and complete payment of the Purchase Price by the Buyer under Section 1(a) and Section 1(d)(i), above, and (y) Seller’s full and complete obligation to pay and deliver to the Buyer the Permitted Recourse Reserve Amount with respect to the related Purchased Receivable under Section 1(d)(ii) above.
(iv)    Prior to the return of any portion of the Permitted Recourse Reserve Amount with respect to any Purchased Receivable, the Buyer shall have the right, and Seller hereby so authorizes the Buyer, to set off against and apply all or any portion of any Permitted Recourse Reserve Amount to any Permitted Recourse Obligations that may from time to time be payable by Seller hereunder; it being understood that no amount with respect to any Permitted Recourse Reserve Amount shall be returned or payable to Seller unless on any related Payment Date all applicable Permitted Recourse Obligations (or other payments or amounts) that are due and payable by Seller to the Buyer hereunder on such Payment Date have been paid in full by the Seller, and if not so paid in full by the Seller on such Payment Date, such amounts which would otherwise be returned or paid to Seller in respect of such Permitted Recourse Reserve Amounts shall be paid and payable to and/or retained by the Buyer in order to satisfy such amounts so payable to the Buyer. Seller hereby further acknowledges and agrees that the granting of a security interest in and delivery to Buyer of the Permitted Recourse Reserve Amount with respect to any Purchased Receivable shall not in any way diminish, limit or otherwise reduce any of Seller’s Permitted Recourse

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Obligations hereunder whether or not there are amounts in respect of Permitted Recourse Reserve Amounts available at such time to cover any such Permitted Recourse Obligations.
(v)    The Buyer and the Seller hereby acknowledge and agree that the payment and/or return of Permitted Recourse Reserve Amounts with respect to any Purchased Receivable, and the release of security interests therein, shall be calculated and settled weekly on each Payment Date (including, if applicable, by netting against the Purchase Price of any newly offered Proposed Receivables on such Payment Date, if any). Following the satisfaction and payment in full of all of Seller’s Permitted Recourse Obligations being settled on each applicable Payment Date, the Permitted Recourse Reserve Amount with respect to such Purchased Receivables being settled on such date shall be paid and returned to Seller on that Payment Date less the aggregate sum of Permitted Recourse Obligations payable by Seller to the Buyer on such Payment Date.
(vi)    If not otherwise settled pursuant to Section 1(d)(v) above, any Permitted Recourse Reserve Amount that remains outstanding because Seller has not received Collections applicable to a Purchased Receivable shall be paid and returned to Seller on the date that is the earlier of: (i) so long as no Event of Repurchase has occurred with respect thereto, the date that is 120 days following the Expected Maturity Date of such Purchased Receivable and (ii) 60 days following the occurrence of an Insolvency Event with respect to the related Account Debtor.  With respect to such Purchased Receivable for which no Collections have been received by the dates described in this clause (vi), above, Seller and the Buyer each agree, that solely to the extent that no Event of Repurchase has occurred with respect to such Purchased Receivable and Seller has satisfied all applicable Permitted Recourse Obligations at such time, Seller may deduct and retain (as full and complete payment and satisfaction thereof by the Buyer), an amount equal to the Permitted Recourse Reserve Amount with respect thereto from any other Collections on Purchased Receivables which have been received by Seller and prior to delivering such Collections to the Buyer in accordance with its obligations hereunder.
(e)    True Sale; No Recourse Events of Termination.
(i)    Except as otherwise provided in Section 5 hereof, each purchase of the Purchased Receivables is made without recourse to the applicable Seller, and such Seller shall have no liability to the Buyer for Account Debtor’s failure to pay any Purchased Receivable when it is due and payable under the terms applicable thereto. The Buyer and Seller have structured the transactions contemplated by this Agreement as an absolute and irrevocable sale, and the Buyer and Seller each agree to treat each such transaction as a “true sale” for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local) and regulatory and governmental filings (and shall reflect each such sale in their respective financial statements). Seller will advise all persons inquiring about the ownership of the Receivables that all Purchased Receivables have been sold to the Buyer.
(ii)    Notwithstanding the intent of the parties hereunder, in the event that the transfers hereunder are recharacterized as other than a sale from Seller to the Buyer, then

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in order to secure all of such Seller’s obligations (monetary or otherwise) under this Agreement, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, Seller hereby grants to the Buyer a security interest in all of such Seller’s right, title and interest (including any undivided interest of such Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Purchased Receivables from time to time and all Related Security with respect thereto, (ii) all Collections with respect to such Purchased Receivables, and (iii) all proceeds of, and all amounts received or receivable under any or all of the foregoing. Each Seller hereby authorizes the Buyer to, from time to time, file such UCC financing statements as the Buyer may determine to be necessary or desirable to perfect the foregoing security interest and the ownership interest created by the sales of Receivables hereunder.
(iii)    If any Event of Termination occurs, the Buyer may, by notice to Seller, declare the Purchase Termination Date to have occurred and thereafter no further purchases hereunder shall be made; provided that if any Event of Termination described in paragraph (e) of the definition thereof shall occur, then the Purchase Termination Date shall automatically occur, without notice of any kind.
(iv)    Whether or not the expressed intent of the parties that the transfers hereunder constitute sales, is respected or recharacterized, the Buyer shall have, with respect to the Purchased Receivables, Related Security and Collections and proceeds thereof, and in addition to all the other rights and remedies available to the Buyer hereunder and under the Transaction Documents (whether prior to or following any Event of Termination), all the rights and remedies of a secured party under any applicable UCC.
If such a recharacterization and/or Event of Termination shall occur, then Seller agrees that five (5) Business Days shall be reasonable prior notice to such Seller of the date of any public or private sale or other disposition of all or any of the Receivables or Related Security by the Buyer. For the avoidance of doubt, the grant of a security interest by any Seller is not intended to prejudice any sale of Purchased Receivables undertaken pursuant to this Agreement.
(f)    Authorization to Collect Receivables, Etc. Each Seller and the Servicer hereby acknowledges the right of the Buyer, as owner of the Purchased Receivables, and authorizes the Buyer, its designees and any successor the Servicer to take any and all steps in such Seller’s name or on behalf of Seller necessary or desirable, in such Person’s determination, to collect all amounts due under any and all Purchased Receivables, including, without limitation, (x) endorsing Seller’s name on checks and other instruments representing Collections on Purchased Receivables, (y) enforcing such Purchased Receivables and the provisions of the related contracts that concern payment and/or enforcement of rights to payment and (z) notifying Account Debtors of the Buyer’s ownership interest in the Purchased Receivables.
(g)    Rights of the Buyer in Purchased Receivables. As owner of the Purchased Receivables, the Buyer shall have no obligation to account for, to replace, to substitute or to return any Purchased Receivables or Collections thereon to any Seller other than Purchased Receivables for which the Repurchase Price has been paid to the Buyer in accordance with the terms hereof. Without limiting the foregoing, the Buyer shall have the sole right to retain any gains or profits

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created by buying, selling or holding the Purchased Receivables. Subject to the express terms of this Agreement, the Buyer shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Purchased Receivables and Collections thereon on whatever terms the Buyer shall determine other than Purchased Receivables for which the Repurchase Price has been paid to the Buyer in accordance with the terms hereof.
(h)    The Company as Seller Representative. Each Seller hereby irrevocably appoints the Company and the Company agrees to act under this Agreement, as the agent and representative of Seller for all purposes under this Agreement, including offering Receivables for purchase by the Buyer (through Requests or as otherwise agreed between the Company and the Buyer), receiving statements and other notices and communications to each such Seller from the Buyer and delivering statements and other notices and communications from such Seller to the Buyer. The Buyer may rely, and shall be fully protected in relying, on any offers to purchase Receivables (through Requests or as otherwise agreed), disbursement instructions, reports, information, or any other notice or communication made or given by the Company, whether in its own name or on behalf of any Seller. Notwithstanding anything herein to the contrary (and whether or not any such obligation is specifically stated as being a joint and several obligation of the Company or the Servicer and any Seller), the Company hereby acknowledges and agrees that whether as Seller Representative, the Servicer or otherwise, in each case herein, where any Seller has an obligation to perform or fulfill any duty, promise or obligation or otherwise make any repurchase, indemnity, gross up, expense reimbursement or any other payment or obligation hereunder, the Company (including, without limitation, in its capacity as direct or indirect parent or affiliate of any such Seller) hereby acknowledges and agrees that it will be, in all such cases, jointly and severally obligated with and on behalf of Seller hereunder to pay and/or perform any such amount, obligation or term or provision hereof.
(i)    Account Debtors. From time to time, a Seller may propose to the Buyer account debtors of Receivables to be accepted as Account Debtors under this Agreement.  The Buyer may accept or reject any one or more of the proposed account debtors in its sole discretion.
2.The Seller and the Servicer Representations and Warranties. Each Seller represents and warrants to the Buyer on the date hereof and on each Purchase Date that the representations and warranties set forth on Exhibit C-1 hereto and made by such Seller are true and correct. The Servicer represents and warrants to the Buyer on the date hereof and on each Purchase Date that the representations and warranties set forth on Exhibit C-2 hereto and made by the Servicer are true and correct.
3.The Seller and the Servicer Covenants. Each Seller and the Servicer agree to perform the covenants set forth on Exhibit D hereto.
4.Collection Activities.
(a)    The Buyer appoints the Company as its servicer and agent for the administration and servicing of all Purchased Receivables sold to the Buyer by Seller hereunder, and the Company hereby accepts such appointment and agrees to assume the duties and the administration and servicing obligations as the Servicer and perform all necessary and appropriate

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commercial collection activities in arranging the timely payment of amounts due and owing by any Account Debtor in respect of Purchased Receivables sold by Sellers hereunder, all in accordance with applicable laws, rules and regulations and with reasonable care and diligence, including, without limitation, diligently and faithfully performing all servicing and collection actions (including, if necessary, acting as party of record in foreign jurisdictions); provided, however, that such appointment as the Servicer shall not release the Company or any Seller from any of its duties, responsibilities, liabilities and obligations resulting from or arising hereunder or under any Purchased Receivables. The Buyer may replace the Servicer in the manner set forth in Section 4(d) hereto. In connection with its servicing obligations, the Servicer will perform its obligations and exercise its rights under contracts related to the Purchased Receivables with the same care and applying the same policies as it applies to its own Receivables generally and would exercise and apply if it owned the Purchased Receivables and shall act in the best interest of the Buyer to maximize Collections. The Sellers and the Servicer agree that the Purchase Price for each Purchased Receivable includes consideration for the cost of servicing such Purchased Receivables, the amount of which shall be determined by Sellers and the Servicer and shall be remitted by the applicable Seller to the Servicer (out of the proceeds of such Purchase Price payments) or otherwise accounted for by Sellers and the Servicer as Sellers and the Servicer determine, and no other or further compensation is required.
(b)    (1)    Each Seller and the Servicer hereby agree to instruct each Account Debtor to make all payments made by such Account Debtors on account of Purchased Receivables to one or more of the bank accounts of Seller, identified to the Buyer in writing on or prior to the date hereof (as such accounts may be updated from time to time with prior written notice by the Servicer to the Buyer, each, a “Designated Account”), and hereby further agrees that such Designated Accounts into which Collections are received shall at no time be subject to any charge, pledge or control by any creditor of such Seller or otherwise. Following the occurrence of any Material Adverse Change or Event of Termination with respect to the Servicer or any Seller, Seller and the Servicer shall, within two (2) Business Days following the occurrence thereof, notify each Account Debtor of the assignment of the related Purchased Receivables to the Buyer and instruct each Account Debtor to make all payments made by such Account Debtor on account of the related Purchased Receivables to the Buyer’s Account. Each Seller and the Servicer further covenants and agrees to take any and all actions necessary (including those requested by the Buyer) to ensure that any and all Collections on account of the Purchased Receivables, shall be wired directly to the Buyer’s Account, without adjustment, setoff or deduction of any kind or nature, no later than one (1) Business Day following such Seller’s or the Servicer’s receipt thereof.
(i)    No Collections shall be deemed received by the Buyer for purposes of this Agreement until funds are credited to the Buyer’s Account as immediately available funds or otherwise actually received by the Buyer.
(ii)    Prior to being transferred to the Designated Account, funds received by a Seller or the Servicer in respect of any Purchased Receivables (within a Designated Account or otherwise), remain, nevertheless, the exclusive property of the Buyer, and Seller and the Servicer shall be deemed to be holding such funds in trust for the exclusive use and benefit of the Buyer. Neither the Servicer nor any Seller shall, directly or indirectly, utilize such

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funds for its own purposes, and shall not have any right to pledge such funds as collateral for any obligations of the Servicer or a Seller or any other Person.
(c)    Pursuant to its servicing obligations under Section 4(a) hereto, the Servicer shall be responsible for identifying, matching and reconciling all payments received by the Servicer or any Seller in respect of the Purchased Receivables (as distinguished from any Receivables of a Seller not sold to the Buyer hereunder) and to cause all such payments to be directed and deposited into the Buyer’s Account within the time and in the manner set forth in this Section 4 above. If any payment is received from an Account Debtor, and such payment is not identified by such Account Debtor as relating to a particular Receivable and cannot otherwise be reasonably identified as relating to a particular Receivable within five (5) Business Days of receipt thereof, such payment shall be applied first to the unpaid Purchased Receivables with respect to such Account Debtor in chronological order (beginning with the oldest unpaid Purchased Receivable), and then to Receivables with respect to such Account Debtor that are not Purchased Receivables, also in chronological order.
(d)    Upon the earlier to occur of (A) the Servicer defaulting in its obligations set forth under this Section 4 or otherwise in this Agreement or any other Transaction Document, (B) an Insolvency Event with respect to the Servicer or any Seller, (C) a Material Adverse Change in the Servicer or any Seller or any Event of Termination, (D) a breach of the representations and warranties by a Seller or the Servicer under this Agreement, the Buyer may at any time thereafter (without requirement of notice to the Servicer, any Seller or any other Person) replace the Servicer (which replacement may be made through the outplacement to a Person of all back office duties, including billing, collection and processing responsibilities, and access to all personnel, hardware and software utilized in connection with such responsibilities) with any other Person acceptable to the Buyer in its sole discretion at such time. Each Seller, shall, jointly and severally, reimburse the Buyer for all reasonable expenses incurred by the Buyer in connection with such replacement. In the event that the Company is replaced as the Servicer, the Company (and each other Seller who may be acting as sub-servicer or sub-agent for the Company in such capacity with respect to any Purchased Receivables) shall cease its activities as the Servicer (and/or sub-servicer) in a manner that the Buyer determines and shall cooperate fully and facilitate the transition of the performance of such activities to any successor servicer who may be appointed by the Buyer at such time (including the Buyer), and the Buyer (or its designee as successor servicer) may assume the role as the Servicer, to service and administer the Purchased Receivables, on the terms and subject to the conditions herein set forth or as may otherwise be agreed in writing between the Buyer and such successor servicer. Thereafter, the Company and each replaced Seller shall take such action or refrain from taking such action as the Buyer may specify in order to assist the Buyer (or its designee as successor servicer) in assuming and performing such obligations. The Company and Seller agrees, at its expense, to take all actions necessary to provide the successor servicer with access, whether or not at the offices and properties of the Company or such Seller, to all computer software (including its servicing software and its claims software) necessary or useful in collecting, billing or maintaining the records with respect to the Purchased Receivables.
(e)    Each Seller and the Servicer, hereby, jointly and severally, agree to indemnify the Buyer and its respective officers, directors, agents, representatives, shareholders, counsel and

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employees (each, a “Servicer Indemnified Person”) from and against any and all claims, losses, costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) arising out of or resulting from any failure by the Servicer to perform its duties or obligations as the Servicer hereunder in accordance with this Agreement, any claim brought by any Person arising from the Servicer’s collection activities with respect to the Purchased Receivables or any Material Adverse Change; provided, however, that in all events there shall be excluded from the foregoing indemnification any claims, losses or liabilities, in the case of this paragraph (e), to the extent resulting solely from the gross negligence or willful misconduct of such the Servicer Indemnified Person as determined in a final non-appealable judgment by a court of competent jurisdiction. If at any time the Servicer, in its capacity as the Servicer hereunder, delegates any of its servicing duties hereunder to one or more of the other Sellers, such the Servicer shall continue to remain fully responsible and liable for the performance of such duties. No Seller shall delegate or assign any of its duties to a sub-servicer or sub-agent, other than another Seller or the Company, without prior written consent of the Buyer in its sole discretion.
(f)    Power of Attorney. Each Seller and the Servicer hereby appoint the Buyer and the Servicer (if other than a Seller) as the true and lawful attorney-in-fact of such Seller, with full power of substitution, coupled with an interest, and hereby authorizes and empowers the Buyer in the name and on behalf of such Seller at any time following removal of the Servicer pursuant to paragraph (d) above, to take such actions, and execute and deliver such documents, as the Buyer deems necessary or advisable in connection with any Purchased Receivable (i) to obtain full benefits of the Transaction Documents and the Purchased Receivables, (ii) to perfect the purchase and sale of Purchased Receivables, including, without limitation, to send a notice of such purchase and sale to the Account Debtor of the transfers contemplated hereby and the sale of the Purchased Receivables (it being understood that, as owner of the Purchased Receivables, the Buyer shall have the right to notify Account Debtors of its ownership interest in the Purchased Receivables, whether or not the Servicer has or is being replaced hereunder, as described in paragraph (d), above), or (iii) to make collection of and otherwise realize the benefits of any Purchased Receivable. At any time that the Company is no longer servicing as the Servicer hereunder, the Buyer shall have the right to bring suit, in the Buyer’s, the Company’s or any Seller’s name, and generally have all other rights of an owner and holder respecting any Purchased Receivables, including, without limitation, the right to accelerate or extend the time of payment, settle, compromise or release, in whole or in part, any amounts owing on any Purchased Receivables and issue credits in its own name or the name of any Seller. At any time following removal of the Company as the Servicer, the Buyer may endorse or sign the Buyer’s, the Company’s or any Seller’s name on any checks or other instruments with respect to any Purchased Receivables or the goods covered thereby. Except as the Buyer may otherwise expressly agree in writing, any and all returned, reclaimed or repossessed inventory and goods relating to any Purchased Receivables shall be set aside by the applicable Seller, marked with the Buyer’s name and (in any case) held by such Seller in trust for the Buyer as owner and for the Buyer’s account.

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5.Events of Repurchase; Indemnities and Set-Off.
(a)    If any of the following events (“Events of Repurchase”) occurs and is continuing:
(i)    any representation or warranty by Seller hereunder with respect to any of the Purchased Receivables is incorrect when made or deemed made; or
(ii)    if,
(1)    any Seller or the Servicer fails to perform or observe any other term, covenant or agreement with respect to any of the Purchased Receivables;
(2)    any Seller or the Servicer instructs an Account Debtor not to make a payment with respect to a Purchased Receivable, or to make such payment to an account other than a Designated Account or the Buyer’s Account; or
(3)    a Dispute or Dilution exists, arises or is created with respect to any Purchased Receivable or an Account Debtor asserts a Dispute with respect to any Purchased Receivable, then, the applicable Seller and the Servicer (each being jointly and severally responsible for such repurchase and payment obligation) shall, at the time, in the manner and otherwise as hereinafter set forth, repurchase all of such Purchased Receivables then outstanding affected by such Event of Repurchase (or, if the Buyer agrees in writing, the portion subject to Dilution or Dispute) at the Buyer’s option and demand at the Repurchase Price, and such Repurchase Price shall be paid to the Buyer’s Account in immediately available funds. Upon the payment in full of the Repurchase Price with respect to a Purchased Receivable (but for avoidance of doubt, not in the case where the Buyer agrees to accept payment from the applicable Seller of only the amount subject to Dilution or Dispute, in which case the Buyer will remain owner of the related Receivable), such Purchased Receivable shall hereby be, and be deemed to be, repurchased by Seller from the Buyer without recourse to or warranty by the Buyer. Each of the applicable Seller and the Servicer agrees that the Buyer may set off against any unpaid obligation of Seller under this Section 5(a).
(b)    The Servicer and Seller hereby, jointly and severally agrees to indemnify the Buyer (together with its officers, directors, agents, representatives, shareholders, counsel and employees, each, an “Indemnified Party”) from and against any and all claims, losses, costs, expenses and liabilities (including, without limitation, reasonable and documented attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from any of the following: (i) the sale to the Buyer of any Receivable which purports to be a Purchased Receivable as to which the representations and warranties made herein are not true and correct on the Purchase Date therefor; (ii) any representation or warranty made or deemed made by Seller or the Servicer (or any of their respective officers) under or in connection with this Agreement which shall have been incorrect when made; (iii) the failure by any Seller, the Servicer or any Purchased Receivable to comply with any applicable law, rule or regulation, or any failure by any Seller or the Servicer to comply with any term covenant or other provision of this Agreement or any

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Transaction Document; (iv) the failure to vest in the Buyer a perfected ownership interest (as understood under the UCC or any similar law with respect to the sale or assignment of receivables in any jurisdiction applicable to any Seller), in each Purchased Receivable, all Related Security, Collections and proceeds with respect thereof, free and clear of any liens or encumbrances of any kind or nature whatsoever; (v) any Dispute or Dilution or any other claim related to such Purchased Receivable or the furnishing or failure to furnish services or merchandise or relating to collection activities with respect to such Purchased Receivable; (vi) the commingling by any Seller or the Servicer of Collections at any time with other funds of such Seller, the Servicer or any other Person; (vii) any products liability claim, personal injury or property damage suit, environmental liability claim or any other claim or action by a party of whatever sort, whether in tort, contract or any other legal theory, arising out of or in connection with the goods or services that are the subject of any Purchased Receivable with respect thereto; or (viii) this Agreement and the transactions contemplated hereby and the purchases by the Buyer of the Purchased Receivables pursuant to the terms hereof; provided, however, that in all events there shall be excluded from the foregoing indemnification any claims, losses or liabilities (x) resulting solely from the gross negligence or willful misconduct of such Indemnified Party as determined in a final non-appealable judgment by a court of competent jurisdiction or (y) solely as the result of an Insolvency Event of an Account Debtor or the general lack of creditworthiness of such Account Debtor.
(c)    Tax Indemnification. Any and all payments (of whatever nature and including taxes) made to the Buyer pursuant to this Agreement (including, but not limited to, the payments on the Purchased Receivables from the Account Debtors) shall be made free and clear of and without deduction or withholding for or on account of any taxes (including any sales, occupational, excise, gross receipts, personal property, privilege or license taxes, or withholdings or other deductions, but not including taxes imposed upon the Buyer with respect to its net income under the laws of the jurisdiction in which the Buyer is organized), withholdings or other deductions. If any taxes are required to be withheld or paid under this Section 5(c), then the Company or the applicable Seller and the Servicer, jointly and severally, shall pay such taxes to the applicable taxing authority and the Company or the applicable Seller shall send the original or a certified copy of the receipt evidencing such tax payment, within 30 days of the payment date, to and as directed by the Buyer. The Company and the applicable Seller, jointly and severally, shall pay and indemnify and hold the Buyer harmless from and against, any taxes that may at any time be asserted in respect of the transactions contemplated hereunder (including any sales, occupational, excise, gross receipts, personal property, privilege or license taxes, or withholdings or other deductions, but not including taxes imposed upon the Buyer with respect to its net income under the laws of the jurisdiction in which the Buyer is organized), and all reasonable costs, expenses and counsel fees in defending against the same, whether arising by reason of the acts to be performed by any Seller or the Servicer hereunder or otherwise, without duplication for any taxes that Seller or the Servicer has paid pursuant to this Section 5(c). All indemnifications required to be made under this Section 5(c) shall be made within ten (10) days from the date the Buyer makes written demand therefor.
(d)    Set-Off. Each Seller and the Servicer further agrees that, unless such Seller or the Servicer notifies the Buyer in writing that it desires to pay on the date when due any amounts due under this Section 5 and such Seller or the Servicer makes such payment to the Buyer in immediately available funds on such date such payment is due, such Seller or the Servicer hereby

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irrevocably instructs and authorizes the Buyer to set-off such amount against the Purchase Price of any Proposed Receivables to be purchased on or after such date or against any Collections. No notification, act or consent of any nature whatsoever is required prior to the right of the Buyer to exercise such right of set-off.
(e)    UCC. The rights granted to the Buyer hereunder are in addition to all other rights and remedies afforded to the Buyer as a secured party under the UCC or any similar law in any jurisdiction applicable to the related Seller or the Servicer.
6.Notices. Unless otherwise provided herein, all communications by any Seller, the Servicer or the Buyer or any other agreement entered into in connection herewith shall be in writing and shall be sent via electronic mail or personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telecopier (with confirmed receipt) to Seller or the Buyer, as the case may be, at its address set forth below (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid, or by electronic mail):
If to Seller
Representative or

the Servicer:	Milacron Marketing Company LLC 4165 Half Acre Road
Batavia, Ohio 45103
email: Darryl_Smiley@milacron.com
Attention: Darryl Smiley

With a copy to:	Milacron LLC
10200 Alliance Road
Suite 200
Cincinnati, Ohio 45242
Attention: General Counsel

If to the Buyer:	Hitachi Capital America Corp.
800 Connecticut Ave.
Norwalk, CT 06854
email: JGiaimo@hitachicaptialamerica.com
Attention: James M. Giaimo

With a copy to:    Hitachi Capital America Corp.
800 Connecticut Ave.
Norwalk, CT 06854
email: mbenson@hitachicapitalamerica.com
Attention: Mark Benson

Any Request, and any supporting documentation in connection herewith or therewith, such as copies of invoices, may be sent by Seller by facsimile or as a PDF file attachment to an electronic

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mail, and the Buyer and Seller may otherwise communicate by electronic mail or facsimile. Each Seller agrees that the Buyer may presume the authenticity, genuineness, accuracy, completeness and due execution of any electronic mail or facsimile communication bearing a facsimile or scanned signature resembling a signature of an authorized Person of Seller or Seller Representative without further verification or inquiry by the Buyer. Notwithstanding the foregoing, the Buyer in its sole discretion may elect not to act or rely upon such a communication and shall be entitled (but not obligated) to make inquiries or require further Seller action to authenticate any such communication.
A Person may change the address at which it is to receive notices hereunder by written notice in the foregoing manner given to the other.
7.Survival. All covenants, representations and warranties made herein shall continue in full force and effect so long as any Purchased Receivables remain outstanding and this Agreement remains in effect. Seller’s and the Servicer’s obligations to indemnify the Buyer with respect to the expenses, damages, losses, costs and liabilities shall survive until all applicable statute of limitations periods with respect to actions that may be brought against the Buyer have run.
8.Expenses. The Servicer and Seller agrees, jointly and severally, to reimburse the Buyer for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, in connection with the preparation, negotiation, administration and enforcement of this Agreement and the other Transaction Documents. Such costs and expenses will be reimbursed by the Servicer and Seller, upon presentation of a statement of account, regardless of whether the transaction contemplated hereby is actually completed and the Transaction Documents are actually signed. The Servicer and Seller also, jointly and severally, agrees to pay, on demand, all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fee.
9.Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any conflicts of law principles other than Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in the Borough of Manhattan, New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court located in the Borough of Manhattan. Each of

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the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of inconvenient forum to the maintenance of such action or proceeding in any such court.
10.General Provisions.
(a)    Final Agreement; Binding Effect. This Agreement represents the final agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements with respect to such subject matter. No provision of this Agreement may be amended or waived except by a writing signed by the Buyer, the Servicer and Seller Representative on behalf of each applicable Seller. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that none of Sellers or the Servicer may assign any of its rights hereunder without the Buyer’s prior written consent, given or withheld in the Buyer’s sole discretion. The Buyer shall have the right without the consent of or notice to Seller to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in, the Buyer’s obligations, rights and benefits hereunder. Each provision of this Agreement shall be severable from every other provision hereof for the purpose of determining the legal enforceability of any specific provision.
(b)    Execution; Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail attachment in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement. No party hereto shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
(c)    Termination. This Agreement shall terminate on the later of (i) the Purchase Termination Date (as such date may be extended from time to time pursuant to the definition thereof), and (ii) the Final Collection Date. For the avoidance of doubt, any sale of Receivables to the Buyer shall be at Seller’s sole discretion, and purchase of Receivables hereunder shall be at the Buyer’s sole discretion, notwithstanding the term of this Agreement contemplated in the immediately preceding sentence.
(d)    Calculation of Interest. All interest amounts calculated on a per annum basis hereunder are calculated on the basis of a year of three hundred sixty (360) days. All amounts due hereunder (including, without limitation, pursuant to Section 4(e), Section 5(a), Section 5(b) and Section 5(c)) shall accrue interest from and after the date when due at a rate per annum equal to the Discount Rate, plus 2.0% until paid, and shall be payable within ten (10) days of presentation of an invoice therefor.
(e)    WAIVER OF TRIAL BY JURY; CONSEQUENTIAL CLAIMS. BUYER, EACH SELLER, SERVICER AND EACH OF THE OTHER PARTIES HERETO, IRREVOCABLY WAIVE ANY RIGHT THAT EITHER MAY HAVE TO A JURY TRIAL OF ANY

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CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.
(f)    Confidentiality. Each party hereto agrees to hold the Transaction Documents and all non-public information received by it (or any of its agents or representatives) in connection therewith from any other party hereto (or its agents and representatives) in confidence and agrees not to provide any Person with copies of any Transaction Document or such non-public information, other than to (a) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) governmental authorities with appropriate jurisdiction (including filings required or deemed advisable, under applicable securities laws) and (c) with respect to the Buyer, any Person to whom the Buyer may sell or assign (including as a participation interest) all or any part of its rights hereunder as may be permitted by the terms hereof (in the case of any participant, potential participant or potential assignee, so long as such Person enters into a confidentiality agreement on terms substantially similar to this clause (f)). Notwithstanding the foregoing provisions contained in this paragraph (f), provided that the other parties hereto are given notice thereof, the parties hereto will not be liable for disclosure of such information if such disclosure (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt (other than information which came to be known from information received from or on behalf of a party hereto), or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).
(g)    Anti-Terrorism Laws; Etc. To help fight the funding of terrorism and money laundering activities, United States Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship. None of the requesting payments or other transactions hereunder will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) or any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto or any other applicable sanctions law restrictions, or limitations. None of Sellers or the Servicer or their respective subsidiaries is or will become a “blocked person” as described in the Trading with the Enemy Act (or any similarly designated sanctioned or blocked entity under any applicable sanctions laws), any foreign asset control regulations or executive order or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
(h)    PATRIOT Act. The Buyer hereby notifies Sellers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies any Seller, which information includes the name and address of such Seller and other information that will allow the Buyer to identify such Seller in accordance with the Act. Each Seller shall, promptly following a request by the Buyer, provide all documentation and other information that the Buyer

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requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
(i)    Recitals, Schedules and Exhibits. All of the recitals hereto and all of the schedules and exhibits attached hereto are hereby incorporated herein and are made a part hereof by this reference.
(j)    Use of Including. Whether or not expressly so provided herein, whenever the term “including” or a correlative term is used herein, it shall have the same meaning as if followed by the words “without limitation.”
11.Addition of Sellers. Additional affiliates and subsidiaries of the Company may be added, from time to time, after the date hereof as “Sellers” hereunder, with the prior written consent of the Buyer (in its sole and absolute discretion); provided that the following conditions are satisfied on or before the date of such addition:
(a)    the Company shall have given the Buyer at least ten (10) days prior written notice of such proposed addition and the identity of the proposed additional seller or and shall have provided such information with respect to the Receivables or business of such additional seller as the Buyer or its assigns shall have reasonably requested;
(b)    such proposed additional seller has executed and delivered to the Buyer, a Joinder Agreement in the form of Exhibit E hereto;
(c)    such proposed additional seller has delivered to the Buyer such additional documents and information (including, without limitation corporate organizational documents, officer’s certificates, corporate resolutions, and tax, UCC lien, judgment and similar searches), opinions of counsel and/or financing statements that the Buyer or its assigns shall request at such time (including, without limitation, opinions with respect to general corporate, enforceability, no conflict with law or material agreements, UCC and true sale matters); and
(d)    no Event of Termination shall have occurred and be continuing at such time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
MILACRON MARKETING COMPANY LLC,
as Seller Representative and initial the Servicer

By: /s/ Bruce A. Chalmers
Name: Bruce A. Chalmers
Title: Chief Financial Officer and Treasurer

MILACRON MARKETING COMPANY LLC,
as a Seller

By: /s/ Bruce A. Chalmers
Name: Bruce A. Chalmers
Title: Chief Financial Officer and Treasurer

S-1
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HITACHI CAPITAL AMERICA CORP.,
as the Buyer

By: /s/ James M. Giaimo
Name: James M. Giaimo
Title: Chief Credit Office Commercial Finance

S-2
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Schedule I
Form of Request
[date]

Hitachi Capital America Corp.
800 Connecticut Ave.
Norwalk, CT 06854
Attention: Mark Benson
Email: mbenson@hitachicapitalamerica.com

Reference is hereby made to that certain Receivables Purchase Agreement, dated as of November 30, 2017 (as amended, supplemented or modified from time to time, the “Agreement”), by and among Milacron Marketing Company LLC, Sellers party thereto and the Buyer (as it may be amended, modified or supplemented from time to time, the “Agreement”; terms not otherwise defined herein shall have the meanings set forth in the Agreement).
Pursuant to the terms of the Agreement, Seller hereby requests that the Buyer purchase from Seller the Proposed Receivables listed on the Exhibit attached hereto or listed in such other format (which may be electronic) agreed to by Seller and the Buyer on such Purchase Date with an aggregate Purchase Price of Dollars $[___________].
Seller represents and warrants that as of the date hereof, assuming the purchase of the Proposed Receivables pursuant to terms of the Agreement:
1.    Following the purchase of the Proposed Receivables set forth in this Request, (A) the Outstanding Purchase Price does not exceed the Maximum Outstanding Purchase Price, and (B) the Outstanding Purchase Price with respect to the Purchased Receivables payable by any Account Debtor does not exceed such Account Debtor’s Purchase Sublimit;
2.    Seller’s representations and warranties made in the Agreement with respect to the Proposed Receivables are true and accurate in all material respects, and all other of Seller’s representations and warranties are true and accurate in all material respects;
3.    Seller is in compliance in all material respects with all of its covenants made in the Agreement;
4.    No Event of Repurchase exists on such Purchase Date except for repurchases being effectuated on the date hereof by setoff by the Buyer against the Purchase Price for the Proposed Receivables; and
5.    There has not been any Material Adverse Change or Event of Termination since the date of the last purchase under the Agreement.

Sch. I-1
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[Remainder of page intentionally blank]

Sch. I-2
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Upon acceptance by the Buyer of this Request and payment of the Purchase Price, the Buyer hereby purchases, and Seller hereby sells, assigns, transfers and conveys all of Seller’s right, title and interest (but none of Seller’s obligations) in, to and under the Proposed Receivables on the attached Exhibit as of the date of such payment, and the Proposed Receivables shall become Purchased Receivables in the manner set forth in the Agreement.
MILACRON MARKETING COMPANY LLC
By:
Title:
REQUEST ACCEPTED:

HITACHI CAPITAL AMERICA CORP.

By: ____________________________
Title: ___________________________

Sch. I-3
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EXHIBIT TO REQUEST
List of Accounts Receivable for Account Debtor [____________]
Proposed for Sale as of ____________, 20__

Customer	Invoice/Purchase Order Number	Invoice Amount	Shipment Date	Customer P.O. #	Due Date

CALCULATION OF PURCHASE PRICE FOR THE PROPOSED RECEIVABLES (all amounts in Dollars)

Net Invoice Amount	$
minus the Discount Margin for the Proposed Receivables with respect to the applicable Account Debtor	$
Purchase Price for the Proposed Receivables:	$

CALCULATION OF PURCHASE SUBLIMIT (all amounts in Dollars)

Outstanding Purchase Price for Purchased Receivables with respect to the Account Debtor of the Proposed Receivables (without the Proposed Receivables):	$
Purchase Price for Proposed Receivables:	$
Total Outstanding Purchase Price for such Account Debtor (not to exceed such Account Debtor’s Purchase Sublimit):	$

Sch. I-4
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Schedule II
Account Debtors

Account Debtor	Account Debtor Purchase Sublimit	Credit Spread	Buffer Period	Permitted Recourse Reserve Percentage	Facility Limit

Becton, Dickinson and Company	$20,000,000	Tenor based LIBOR + 3%	20 days	0%	$20,000,000
TE Connectivity Ltd.	$20,000,000	Tenor based LIBOR + 3%	20 days	0%
Nypro Inc.	$20,000,000	Tenor based LIBOR + 3%	10 days	3%
CommScope Holding Company, Inc.	$20,000,000	Tenor based LIBOR + 3%	20 days	0%

Sch. II-1
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Exhibit A
Certain Defined Terms
As used herein, the following terms shall have the following meanings:
“Account Debtor”: The account debtors listed on Schedule II to the Agreement and such additional account debtors as are approved from time to time by the Buyer in writing in its sole and absolute discretion.
“Aggregate Net Invoice Amount”: The meaning set forth in Section 1(c) hereto.
“Agreement”: This Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Applicable Receivable”: The meaning set forth in paragraph (a) of Exhibit C-1 hereto.
“Buffer Period”: For any Purchased Receivable and any Account Debtor, the period set forth as such for such Account Debtor on Schedule II as such Schedule may be amended, supplemented or modified from time to time.
“Business Day”: Any day that is not a Saturday, Sunday or other day on which banks in New York City are required or permitted to close.
“the Buyer”: The meaning set forth in the preamble hereto.
“the Buyer’s Account”: Means, the account of the Buyer at Citibank, N.A., New York, ABA: 021-000-089; Swift: CITIUS33; Account Name: Hitachi Capital America Corp.; Account Number: 4076-4427, to which Seller and the Servicer are to deliver Collections in accordance with the terms of the Agreement (together with any additional or successor account as may be notified from time to time in a writing from the Buyer to the Servicer).
“Collections”: With respect to any Receivable, all cash collections, wire transfers, electronic funds transfers and other cash proceeds of such Receivable.
“Credit Spread”: The percentage per annum equal to 3.0%, as such percentage may be adjusted from time to time prospectively to such percentage as shall be agreed upon in good faith by the applicable Seller and the Buyer to reflect prevailing market interest rates and conditions at such time.
“Designated Account”: The meaning set forth in Section 4(b) hereto.
“Dilution”: All actual offsets to Purchased Receivables, including, without limitation, customer payment and/or volume discounts, write-offs, credit memoranda, returns and allowances, and billing errors.
“Discount Margin”: With respect to any Purchased Receivable of an Account Debtor, the discount cost applied by the Buyer to such Purchased Receivable purchased on a Purchase Date

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(expressed as an amount in dollars), equal to (i) LIBOR plus the Credit Spread applicable to such Account Debtor (determined as of the Purchase Date for such Purchased Receivables) (the “Discount Rate”), multiplied by (ii) the Aggregate Net Invoice Amount of such Purchased Receivable, and multiplied by (iii) the Discount Period divided by 360.
“Discount Period”: With respect to any Purchased Receivable, the number of days between the Purchase Date and the Expected Maturity Date of such Purchased Receivable.
“Discount Rate”: The meaning set forth in the defined term “Discount Margin”.
“Dispute”: Any action, suit, proceeding, dispute (whether actual, pending or threatened), discount, deduction, claim, lien, charge, offset, defense, counterclaim or encumbrance of any kind relating to the Purchased Receivables, regardless of whether the same (i) is in an amount greater than, equal to or less than the Purchased Receivables concerned, (ii) is bona fide or not, or (iii) arises by reason of an act of God, civil strife, war, currency restrictions, foreign political restrictions or regulations or any other circumstance beyond the control of Seller or related Account Debtor. In the absence of an Insolvency Event of an Account Debtor, any Purchased Receivables 30 days past due or more are deemed to have a Dispute and be subject to Section 5 hereto; provided that, in no event shall the failure to make payment of a Purchased Receivable solely as a result of an Insolvency Event of an Account Debtor or the general lack of creditworthiness of the applicable Account Debtor be deemed a “Dispute” hereunder
“Dollars”: United States Dollars, the lawful currency of the United States of America.
“Due Date”: With respect to any Purchased Receivable, the date the related invoice provides for timely payment in full of amounts owing thereunder.
“Eligible Receivable”: A Receivable that:
(i)    is a valid, current and a freely assignable “account” or “general intangible” within the meaning of Section 9-102 of the UCC, and is not evidenced by any lease, instrument or chattel paper;
(ii)    as to which the applicable Seller is the legal and beneficial owner, free and clear of any lien, encumbrance or security interest;
(iii)    without limiting any of the other provisions hereof, as to which the applicable Seller has not and has not agreed to sell, pledge or otherwise transfer or encumber any right, title or interest therein, thereunder or thereto or in any portion or part thereof or in any amounts received thereunder;
(iv)    is payable in an amount not less than its Net Invoice Amount by the Account Debtor identified in the Request;
(v)    is based on an actual and bona fide rendition of services or sale of goods by the applicable Seller in the ordinary course of its business that have been fully rendered or fully delivered as of the Purchase Date relating thereto; payments thereon are not contingent upon Seller’s

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fulfillment of any further obligation; and if arising out of the rendition of services, such services have been accepted;
(vi)    is denominated and payable only in Dollars to the applicable Seller and the related Account Debtor is a U.S. resident and domiciled in the U.S.;
(vii)    is payable in full on the Due Date with respect thereto and is not an installment receivable; the Due Date is less than or equal to 180 days from the date of issuance and is not past due;
(viii)    is net of and not subject to any contractual allowances, set-offs, counterclaims, side agreements, credits, deductible limitations, commissions, fees or other discounts other than those offsets reflected in the calculation of the Net Invoice Amount and the Purchase Price as of the Purchase Date relating thereto;
(ix)    is not the subject of any Dispute or Dilution;
(x)    is sold hereunder in good faith and without actual intent to hinder, delay or defraud present or future creditors of any Seller;
(xi)    is freely assignable and is not subject to a consent requirement by the applicable Account Debtor or any third party to the sale or other transfer of such Receivables or the grant of a security interest or other lien in such Receivables other than consents previously obtained in writing by the Servicer;
(xii)    is not subject to any lien, security interest or other encumbrance (except those granted in favor of the Buyer relating to this Agreement); no effective financing statement or other instrument similar in effect covering such Receivable is on file in any recording office (except those filed in favor of the Buyer relating to this Agreement), and no competing notice or notice inconsistent with the transactions contemplated in this Agreement remains in effect with respect to the applicable Account Debtor;
(xiii)    is in full force and effect and constitutes the valid and binding obligation of the related Account Debtor, enforceable in accordance with its terms;
(xiv)    such Receivable is not due from (A) a Person that is a subsidiary or other affiliate of any Seller, (B) any Person or group of Persons that owns or controls, by election of directors, appointment of managers, management contract or otherwise, more than 10% of the voting power to select Seller’s directors or senior management or to set Seller’s management policies or (C) any governmental agency, authority or entity or subdivision thereof;
(xv)    under which neither the applicable Seller nor the related Account Debtor is in default in the performance of any of the provisions of the documentation and/or the transactions related thereto; and
(xvi)    the related Account Debtor has been instructed to make payments thereon to a Designated Account, and no Designated Account shall be pledged to or under the control of any

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buyer from or creditor of the related Seller unless approved in writing by the Buyer and is subject to an intercreditor or similar agreement in form and substance satisfactory to the Buyer.
In addition to the criteria set forth in the preceding clauses, in order for a Receivable to qualify as an Eligible Receivable, (a) such Receivable shall be evidenced by paper or electronic invoices or data files in form and substance reasonably satisfactory to the Buyer, (b) the invoices or data files, as applicable, and the other information provided by Seller or the Servicer with respect to each such Receivable (including the list of purchase order numbers, invoice numbers, and unpaid amounts due in respect thereof that comprise the Proposed Receivables on such Purchase Date contained in the exhibit to the related Request) must be complete and correct in all material respects and all documents, attestations, contracts and agreements relating thereto that have been delivered to the Buyer are true and correct in all material respects, (c) Seller shall have billed the applicable Account Debtor and delivered to such Account Debtor all requested supporting claim documents with respect to such Receivable, (d) no amounts with respect to such Receivable shall have been paid as of the date and time of the inclusion of such Receivable as a Proposed Receivable, (e) all information set forth in the invoice or data files, as applicable, and supporting claim documents with respect to such Receivable shall be true, complete and correct in all material respects, (f) an Insolvency Event shall not have occurred and be continuing with respect to the related Account Debtor and (g) such Receivable shall have been originated in accordance with the Servicer’s and the applicable Seller’s credit and collection policies.
“Event of Termination”: Each of the following shall be an “Event of Termination”:
(a)    (i) Any Seller or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any Transaction Document and, except as otherwise provided herein, such failure shall continue for ten (10) days after such Person’s knowledge or notice thereof, (ii) Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or (iii) the Servicer shall resign as the Servicer, and no successor the Servicer reasonably satisfactory to the Buyer shall have been appointed;
(b)    any representation or warranty made by any Seller or the Servicer (or any of their respective officers) under or in connection with this Agreement or any Transaction Document, or any information or report delivered by any Seller or the Servicer pursuant to the Agreement (notwithstanding that any such representations and warranties are expressed as being made only on the date hereof or on any Purchase Date, for purposes of this paragraph, they shall be deemed to be made on each date during the term of this Agreement), shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and shall continue unremedied for ten (10) days after such Person’s knowledge or notice thereof;
(c)    Seller or the Servicer shall fail to deliver any report required to be delivered by this Agreement within ten (10) Business Days from the date upon which such report is due;
(d)     this Agreement or any purchase pursuant to the Agreement shall for any reason: cease to create with respect to the Purchased Receivables, or the interest of the Buyer with respect to such Purchased Receivables shall cease to be, a valid and enforceable first priority perfected

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ownership interest, free and clear of any adverse claim, lien or charge; or there shall exist any adverse claim, lien or charge on the Purchased Receivables other than the claim of the Buyer created under this Agreement;
(e)    Any Seller or the Servicer shall become the subject of any Insolvency Event or any Material Adverse Change;
(f)    (i) Any Seller or the Servicer (or any of their subsidiaries or affiliates) shall fail to pay any principal of or premium or interest on any of its debt that is outstanding in a principal amount of at least $1,000,000 (or the Dollar equivalent thereof in any applicable currency) in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such debt (whether or not waived); or (ii) any other “default”, “event of default” or similar event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not waived);
(g)    one or more final judgments for the payment of money in an amount in excess of $1,000,000 (or the Dollar equivalent thereof in any applicable currency), individually or in the aggregate, shall be entered against any Seller or the Servicer on claims not covered by insurance or as to which the insurance carrier has denied its responsibility; or
(h)    this Agreement or any other Transaction Document ceases to be the legal, valid and binding obligation of any Seller or the Servicer, or any Seller or the Servicer, at any time, challenges its obligations hereunder or thereunder.
“Events of Repurchase”: The meaning set forth in Section 5(a) hereto.
“Expected Maturity Date”: With respect to any Purchased Receivable, the date arrived at by adding the Buffer Period to the Due Date.
“Final Collection Date”: The date following the Purchase Termination Date on which the Buyer has received (i) all Collections owing on the Purchased Receivables (other than Collections that have not been paid as a result of an Insolvency Event with respect to an Account Debtor) and (ii) all payments, if any, required to be paid by Seller under Section 5 hereof, including with respect to Events of Repurchase and Indemnified Amounts.
“GAAP”: Generally accepted accounting principles in the United States of America, applied on a consistent basis as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board or the rules and regulations of the SEC and/or their respective successors and, in each case, which are applied in the circumstances as of the date in question.
“Indemnified Amounts”: The meaning set forth in Section 5(b) hereto.

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“Indemnified Party”: The meaning set forth in Section 5(b) hereto.
“Insolvency Event”: With respect to any Person, such Person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or such Person shall take any action to authorize any of the actions set forth above in this definition; provided, that in the case of the inability of a person to pay its debts as such debts become due arising by reason of currency restrictions or foreign political restrictions or regulations beyond the control of Seller or such Person, such event shall not be deemed an “Insolvency Event” hereunder.
“LIBOR”: The rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate which rate is approved by Buyer, determined by reference to ICE Benchmark Administration Limited (“ICE”) (or the successor thereto) appearing at Reuters Reference LIBOR01 page (or on any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Buyer from time to time, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at 11:00 a.m. (London time) two (2) Business Days prior to the relevant Purchase Date as the rate for Dollar deposits for a period of days equal to the applicable LIBOR Period for the applicable Purchased Receivable (provided that if for any reason the rate specified above does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters) as the rate for USD deposits, the term “LIBOR” shall mean a rate per annum equal to the rate per annum as published by such other commercially available source providing such quotations as may be designated by the Buyer from time to time in its reasonable discretion and that has been nominated by ICE or its successor as an authorized information vendor for the purpose of displaying such rate at 11:00 a.m. (London time) two (2) Business Days prior to the relevant Purchase Date as the rate for USD deposits for a period of days equal to the applicable LIBOR Period for the applicable Purchased Receivable).
“LIBOR Period”: Means with respect to any proposed Receivables with a term to maturity set forth in the chart below, the related “LIBOR Period” set forth opposite such term to maturity:

Term to Maturity	LIBOR Period
30 days or less	1 month LIBOR
Greater than 30 days but less than or equal to 60 days	2 month LIBOR
Greater than 60 days but less than or equal to 90 days	3 month LIBOR
Greater than 90 days	6 month LIBOR

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“Lien Release and Waiver” – Means the Officer’s Certificate dated as of the date hereof and countersigned by each of JPMorgan Chase Bank, N.A. as the Term Agent and Bank of America, N.A. as the ABL Agent relating to the release of certain collateral that will comprise Purchased Receivables for purposes of this Agreement.

“Material Adverse Change”: An event or circumstances that results or could likely result in (a) a material adverse change in (i) the business, condition (financial or otherwise), operations, performance or properties of any Seller and its subsidiaries (taken as a whole) or the Company and its subsidiaries (taken as a whole), (ii) the ability of any Seller, as the Servicer, subservicer or otherwise to fulfill its obligations hereunder or under any Transaction Document, or of Milacron LLC or Milacron Holdings Corp. to fulfill its obligations under its Performance Guaranty, or (b) the material impairment of the validity or enforceability of, or the rights, remedies or benefits available to, the Buyer under this Agreement or the Transaction Documents.
“Maximum Outstanding Purchase Price”: $20,000,000.
“Net Invoice Amount”: The amount of the applicable Purchased Receivable shown on the invoice for such Purchased Receivable as the total amount payable by the related Account Debtor (net of any discounts, credits or other allowances shown on such invoice), minus any portion of such invoice already paid as a down payment, reserve or otherwise with respect to such Receivable.
“Outstanding Purchase Price”: (x) The aggregate amount of all Purchase Prices with respect to the Purchased Receivables, minus (y) the aggregate amount of all Collections with respect to the Purchased Receivables which have been received by the Buyer.
“Payment Date”:  With respect to a Purchased Receivable, the last Business Day of the week following Seller’s receipt of Collections with respect to such Receivable, but in no event later than the Expected Maturity Date
“Performance Undertaking”: Means, collectively, (a) that certain performance undertaking dated as of the date hereof and issued by Milacron Holdings Corp. in favor of the Buyer and (b) that certain performance undertaking dated as of the date hereof and issued by Milacron LLC in favor of the Buyer.
“Permitted Recourse Reserve Amount”: The meaning set forth in Section 1(d).
“Permitted Recourse Reserve Obligations”: The meaning set forth in Section 1(d).
“Permitted Recourse Reserve Percentage”: Means, for any applicable Account Debtor, the percentage set forth as such for such Account Debtor on Schedule II attached hereto, as such percentage may be amended, supplemented or modified (on a prospective basis on any applicable Purchase Date) as may be agreed to from time to time between the Seller and the Buyer.

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“Person”: An individual, partnership, corporation (including a business trust), limited liability company, limited partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Proposed Receivables”: With respect to any Purchase Date, the Eligible Receivables proposed by Seller to the Buyer for purchase hereunder and described in a Request to be purchased on such Purchase Date.
“Purchase Date”: Each date on which the Buyer purchases Eligible Receivables.
“Purchase Price”: The meaning set forth in Section 1(c) hereto.
“Purchase Sublimit”: The dollar amount concentration limits set forth in Schedule II hereto with respect to the applicable Account Debtor.
“Purchase Termination Date”: November __, 2020, as such date may be extended or amended in a writing signed by Seller and the Buyer and the date declared as such pursuant to Section 1(d)(iii) following any Event of Termination.
“Purchased Receivables”: The meaning set forth in Section 1(a) hereto.
“Receivables”: All accounts, instruments, documents, contract rights, general intangibles and chattel paper (as such terms are understood under the UCC), all tax refunds and proceeds of insurance, and all other forms of obligations owing to the applicable Seller by an Account Debtor, whether now existing or hereafter created, together with the Related Security with respect thereto, and with respect to each of the foregoing, all Collections and proceeds thereof.
“Related Security”: With respect to any Receivable:
(i)    all of Seller’s interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;
(ii)    all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to a contract related to such Receivable or otherwise, together with all financing statements signed by the related Account Debtor describing any collateral securing such Receivable;
(iii)    all tax refunds and proceeds of insurance with respect thereto;
(iv)    all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise; and
(v)    all books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Account Debtor.

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“Repurchase Price”: With respect to any Purchased Receivable subject to an Event of Repurchase, an amount equal to the sum of (i) the Outstanding Purchase Price relating to such Purchased Receivable, plus (ii) interest for the period from the Purchase Date for such Purchased Receivable to the date the Repurchase Price has been repaid in full, at a rate equal to the Discount Rate.
“Request”: The meaning set forth in Section 1(a) hereto.
“Seller Representative”: The meaning set forth in the preamble.
“Servicer’s Account”: Means the Servicer’s account at Wells Fargo Bank, National Association, ABA Number 121 000 248, Account Number 494 892 1754 (f/b/o Milacron Marketing Co, LLC), or such other bank account identified in writing by the Servicer to the Buyer from time to time.
“Servicer Indemnified Amounts”: The meaning set forth in Section 4(e) hereto.
“Servicer Indemnified Person”: The meaning set forth in Section 4(e) hereto.
“The Seller”: The meaning set forth in the preamble.
“The Servicer”: The meaning set forth in the preamble.
“Transaction Documents”: Means this Agreement, each Performance Undertaking, the Lien Release and Waiver, each Request, and all other documents and agreements to be executed and delivered by Sellers or the Servicer in connection with any of the foregoing, in each case, as amended, supplemented or otherwise modified from time to time.
“UCC”: The Uniform Commercial Code in effect in the State of New York from time to time.

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Exhibit B
Conditions Precedent for Initial Purchase Date
The purchase of Proposed Receivables under this Agreement on the initial Purchase Date is subject to the conditions precedent that the Buyer shall have received on or before such date the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Buyer:
(a)    If available in the applicable jurisdiction, a certificate issued by the jurisdiction under the laws of which such Person is organized as to the legal existence and good standing of Seller and the Servicer.
(b)    Certified copies of Seller’s and the Servicer’s charter and by-laws and certified copies of all documents evidencing necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents.
(c)    A certificate of the Secretary or Assistant Secretary of Seller and the Servicer certifying the names and true signatures of the incumbent officers of such entity authorized to sign this Agreement, each Request (in the case of Seller) and any other documents to be delivered by it hereunder.
(d)    (x) Completed requests for information (UCC search results and similar lien or change search results in any applicable jurisdiction of Seller) dated within ten (10) days of the initial Purchase Date, and a schedule thereof listing all effective financing statements that name any Seller as debtor, together with copies of all other financing statements filed against Seller and (y) releases of, and acknowledgment copies of proper termination statements (Form UCC-3 or similar form in any applicable jurisdiction) necessary to evidence the release of all security interests, ownership and other rights of any Person previously granted by the applicable Seller in the Receivables owing from Account Debtors.
(e)    Acknowledgment or time-stamped receipt copies of proper financing statements (showing Seller as “debtor/seller” and the Buyer as “secured party/buyer”) duly filed on or before the initial Purchase Date under the UCC and any similar law.
(f)    A favorable corporate opinion of in-house counsel to the Servicer and Seller in form and substance reasonably satisfactory to the Buyer and in each applicable jurisdiction in which such Person is organized and addressed to the Buyer.
(g)    A favorable opinion letter from outside counsel to Seller in form and substance satisfactory to the Buyer and addressing, among other things, the “true sale” of the Receivables, security interest matters, enforceability of the Agreement under the laws of each applicable jurisdiction and no conflict with laws or material agreements and addressed to the Buyer.
(h)    Proof of payment of all reasonable and documented attorneys’ fees and disbursements incurred by the Buyer.

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(i)    Each Performance Undertaking.
(j)    The Lien Release and Waiver.
(k)

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Exhibit C-1
Representations and Warranties of Seller
(a)    The Receivable information contained on the exhibit to the Request delivered in connection with such Purchase Date is true and correct, including, without limitation, the list of the purchase order numbers, the invoice numbers and the unpaid amounts due in respect thereof which comprise the Purchased Receivables on such Purchase Date (the “Applicable Receivables”). Each applicable Seller has delivered to the Buyer true and correct copies of all the documentation relating to each of the Applicable Receivables requested by the Buyer. Neither the applicable Seller nor the related Account Debtor is in default in the performance of any of the provisions of the documentation applicable to its transactions included within the Applicable Receivables.
(b)    Each Applicable Receivable is an Eligible Receivable.
(c)    The applicable Seller is the legal and beneficial owner of each Applicable Receivable free and clear of any lien, encumbrance or security interest; upon each purchase of an Applicable Receivable, the Buyer shall acquire valid ownership of such Applicable Receivable and the Collections with respect thereto prior in right to all other Persons.
(d)    The Purchase Price for each Purchased Receivable represents the fair value therefor plus (during such time as the Company acts as the Servicer) the fair value of servicing such Purchased Receivable pursuant to the requirements of Section 4(a).
(e)    Such Seller is duly incorporated, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business, and (to the extent applicable) is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted.
(f)    The execution, delivery and performance by such Seller of this Agreement and the other documents to be delivered by such Seller hereunder, (i) are within such Seller’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene (1) such Seller’s charter or by-laws, (2) any law, rule or regulation applicable to such Seller, (3) any contractual restriction binding on or affecting such Seller or its property, or (4) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller or its property. The Agreement has been duly executed and delivered by such Seller.
(g)    No authorization or approval or other action by, and no notice to or filing with, any governmental entity, and no consent of any governmental authority or other third party, is required for the due execution, delivery and performance by such Seller of this Agreement or any other document to be delivered thereunder, except for the filings or notices as may be necessary to perfect the ownership interest transferred to the Buyer pursuant to this Agreement.
(h)    This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Person in accordance with its terms, except as limited by bankruptcy,

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insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).
(i)    There is no pending or, to its knowledge, threatened action, proceeding, investigation or injunction, writ or restraining order affecting such Seller, or any of its properties, before any court, governmental entity or arbitrator which could reasonably be expected to result in a Material Adverse Change, and such Seller is not in default with respect to any order of any court, arbitrator or governmental body. Such Seller is not currently the subject of, and has no present intention of commencing, an insolvency proceeding or petition in bankruptcy.
(j)    Except as disclosed to the Buyer, such Seller has not changed the location of its jurisdiction of organization, principal place of business or chief executive office in the last five years. The principal place of business and chief executive office of such Seller and the offices where it keeps all of its Records are located at 4162 Half Acre Road, Batavia, Ohio, 46103 or such other locations of which the Buyer has been notified in writing
(k)    There exists no event which has or is reasonably likely to have a Material Adverse Change.
(l)    Such Seller shall treat each sale of Applicable Receivables hereunder as a sale for federal and state income tax, reporting and accounting purposes.
(m)    No information at any time furnished in writing (including in electronic form) by such Seller or the Servicer to the Buyer for purposes of or in connection with any Transaction Document or any transaction contemplated hereby or thereby, including in connection with the purchase by the Buyer of the Applicable Receivables (i) is inaccurate in any material respect as of the date it was furnished or (except as otherwise disclosed to the Buyer in writing at or prior to such time) as of the date as of which such information is dated or certified, or (ii) contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.
(n)    Such Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Change. Each Purchased Receivable sold by such Seller to the Buyer, together with the Related Security related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Related Security is in violation of such law, rule or regulation, except, in each case, where such contravention or violation could not reasonably be expected to have a Material Adverse Change.
(o)

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Exhibit C-2
Representations and Warranties of the Servicer
(a)    The Servicer is duly incorporated, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business, and (to the extent applicable) is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted.
(b)    The execution, delivery and performance by the Servicer of this Agreement and the other documents to be delivered by the Servicer hereunder, (i) are within the Servicer’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene (1) the Servicer’s charter or by-laws, (2) any law, rule or regulation applicable to the Servicer, (3) any contractual restriction binding on or affecting the Servicer or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Servicer or its property. The Agreement has been duly executed and delivered by the Servicer.
(c)    No authorization or approval or other action by, and no notice to or filing with, any governmental entity, and no consent of any governmental authority or other third party, is required for the due execution, delivery and performance by the Servicer of this Agreement or any other document to be delivered thereunder.
(d)    This Agreement constitutes the legal, valid and binding obligation of the Servicer, enforceable against such Person in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).
(e)    There is no pending or, to its knowledge, threatened action, proceeding, investigation or injunction, writ or restraining order affecting the Servicer, or any of its properties, before any court, governmental entity or arbitrator which could reasonably be expected to result in a Material Adverse Change, and the Servicer is not in default with respect to any order of any court, arbitrator or governmental body. The Servicer is not currently the subject of, and has no present intention of commencing, an insolvency proceeding or petition in bankruptcy.
(f)    There exists no event which has or is reasonably likely to have a Material Adverse Change.
(g)    No information at any time furnished in writing (including in electronic form) by the Servicer to the Buyer for purposes of or in connection with any Transaction Document or any transaction contemplated hereby or thereby, including in connection with the purchase by the Buyer of the Applicable Receivables (i) is inaccurate in any material respect as of the date it was furnished or (except as otherwise disclosed to the Buyer in writing at or prior to such time) as of the date as of which such information is dated or certified, or (ii) contains any material misstatement

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of fact or omits to state any material fact necessary to make such information not materially misleading.
(h)    The Servicer has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Change.

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Exhibit D
Covenants
Until the later of the termination of this Agreement and the Final Collection Date Seller and the Servicer, as applicable, promises and agrees as follows:
(a)    Corporate Existence. Such Person will comply in all material respects with all material applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges. Such Person will keep its current jurisdiction or organization, principal place of business and chief executive office and the office where it keeps its records concerning the Purchased Receivables at the address set forth in Section 6 of the Agreement or, upon 30 days’ prior written notice to the Buyer, at any other locations in jurisdictions where all actions reasonably requested by the Buyer or otherwise necessary to protect, perfect and maintain the Buyer’s ownership interest in the Purchased Receivables have been taken and completed.
(b)    Books and Records. Such Person will keep its books and accounts in accordance with GAAP and shall make a notation on its books and records, including any computer files, to indicate which Receivables have been sold to the Buyer. Such Person shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all collections of and adjustments to each existing Purchased Receivable).
(c)    Sales, Liens and Debt. Such Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any lien, encumbrance or security interest upon or with respect to, the Purchased Receivables or upon or with respect to any account to which any collections of any Purchased Receivable are sent, or assign any right to receive income in respect thereof except the security interests in favor of the Buyer.
(d)    Extension or Amendment of Receivables. Such Person will not amend or extend the payment terms under any Purchased Receivables, unless approved in advance by the Buyer, and shall not otherwise waive or permit or agree to any deviation from the terms or conditions of any Purchased Receivable except in accordance with prior and prudent business practices and its credit and collection policies.
(e)    Audits and Visits. Such Person will, at any time and from time to time during regular business hours as requested by the Buyer, permit the Buyer, or its agents or representatives, upon reasonable notice, (i) on a confidential basis, to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in its possession or under its control relating to the Purchased Receivables including, without limitation, the related contracts and (ii) to visit its offices and properties for the purpose of examining and auditing such materials described in clause (i) above, and to discuss matters relating to the Purchased Receivables or its performance hereunder or under the related contracts with any of its

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officers or employees having knowledge of such matters; provided that such Person shall not, unless a breach or default, Event of Termination or Material Adverse Change shall have occurred and remain continuing hereunder (in which case no such limit shall apply), be responsible for the costs and expenses of more than one such examination or visit during any calendar year.
(f)    Document Delivery. Upon written request of the Buyer, promptly deliver to the Buyer copies of all documents and records (including but not limited to all invoices, data files, bills from Seller to the applicable Account Debtor and all related supporting claim documents) with respect to any Purchased Receivable;
(g)    Reporting Requirements. Such Person will provide to the Buyer the following:
(i)    as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such quarter and consolidated statements of income, cash flows and shareholders equity of the Company and its subsidiaries for the period commencing at the beginning of the current fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Company;
(ii)    as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated financial statements (together with explanatory notes thereon) and the auditor’s report letter for such year for the Company and its consolidated subsidiaries, containing financial statements for such year audited by independent public accountants of recognized standing;
(iii)    promptly after the sending or filing thereof, if any, copies of all reports and registration statements that Parent files with the Securities and Exchange Commission, any national securities exchange or any similar body or organization with respect to securities or indebtedness in any applicable jurisdiction;
(iv)    at least ten (10) Business Days prior to any change in any Seller’s name, a notice setting forth the new name and the proposed effective date thereof;
(v)    promptly (and in no event later than one (1) Business Day following actual knowledge or receipt thereof), written notice in reasonable detail, of any Dilution or of any lien, encumbrance or security interest or Dispute or lien asserted or claim made against a Purchased Receivable or any credit memoranda issue relating to any Purchased Receivable;
(vi)    as soon as possible and in any event within two (2) days after becoming aware of the occurrence thereof, written notice of any matter that could reasonably be expected to result in a Material Adverse Change;
(vii)    within two (2) Business Days prior to each payment on a Purchased Receivable received by such Seller or the Servicer, notify the Buyer as to which invoice such payment relates in a format reasonably acceptable to, and as approved by, the Buyer;

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(viii)    immediately (and in no event later than one (1) Business Day following actual knowledge or receipt thereof), written notice in reasonable detail, if any Purchased Receivable ceases to be an Eligible Receivable or if such Seller reasonably believes any Purchased Receivable is no longer an Eligible Receivable; and
(ix)    promptly after acquiring actual knowledge of the occurrence thereof, written notice in reasonable detail of any Insolvency Event with respect to any Account Debtor, or any event which results or could likely result in a material adverse change or in the business, conditions (financial or otherwise), operations, performance or properties of any such Account Debtor.
(h)    Further Instruments. Such Seller will, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that the Buyer may reasonably request, from time to time, in order to perfect, protect or more fully evidence the full and complete ownership and security interest in the Purchased Receivables, or to enable the Buyer to exercise or, subject to the following sentence, enforce the rights of the Buyer hereunder or under the Purchased Receivables.
(i)    Taxes. Subject to Section 5(c) hereto, each such Person will pay any and all taxes relating to the transactions contemplated under this Agreement, including but not limited to the sale, transfer and assignment of each Purchased Receivable; except for those taxes that such Person is contesting in good faith and for which adequate reserves have been taken.
(j)    Perform Terms. Such Seller will duly perform and comply in all material respects with all terms under each contract relating to the Purchased Receivables and promptly inform the Buyer of any material breach or default by Seller, the Servicer or any Account Debtor of any of the terms thereof.
(k)    Not Adversely Affect the Buyer’s Rights. Such Person will refrain from any act or omission which might in any way prejudice or limit the Buyer’s rights under any of the Purchased Receivables or this Agreement.
(l)    Disclosures. Such Person will promptly disclose to the public such information as required pursuant to the laws of any jurisdiction to which such Person is subject, including, without limitation, (i) the net effect of this Receivables sale transaction on its financial condition, (ii) the nature, amount and term of the material financial obligations incurred hereunder, and (iii) a description of events that may cause such an obligation to arise, increase or become accelerated.
(m)    Compliance with True Sale Opinion Assumptions. Such Seller and its actions shall at all times be in compliance with all assumptions as to such Seller or its actions as set forth in that certain “true sale” opinion letter dated the date hereof and delivered by Connell & Andersen LLP.

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Exhibit E

Form of Joinder Agreement

THIS JOINDER AGREEMENT, dated as of [__________], [____] (this “Joinder Agreement”) between, the affiliate of [__________] (the “Company”) to be joined hereby as a Seller under the Receivables Purchase Agreement (as defined below) and listed on Schedule I attached hereto (the “Company Affiliate”) and Hitachi Capital America Corp., as buyer (the “Buyer”).
BACKGROUND
1.    The Company, the various Sellers from time to time party thereto and the Buyer have entered into that certain Receivables Purchase Agreement, dated as of [date] (as it may be amended from time to time, the “Agreement”).
2.    The Company Affiliate, an Affiliate of the Company, desires to become a party to the Agreement as a Seller pursuant to Section 11 thereof.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company Affiliate and the Buyer hereby agree as follows:
SECTION 1. Definitions. Capitalized terms used in this Joinder Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
SECTION 2. Purchase Agreement. The Company Affiliate hereby joins the Agreement pursuant to Section 11 thereof for the purpose of becoming a Seller thereunder and agrees to be bound by all terms and conditions of the Agreement as and with respect to itself and the Receivables sold by it to the Buyer. The Company Affiliate hereby acknowledges that it has received a copy of the Agreement and all related agreements.
SECTION 3. Miscellaneous.
(a)    The Company Affiliate’s chief executive office, principal place of business and the office where it keeps its records concerning the Purchased Receivables is [___________]. The Company Affiliate’s jurisdiction of organization is [____________].
(b)    This Joinder Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to the conflicts of law provisions) of the State of New York.
(c)    This Joinder Agreement shall be binding upon, and shall inure to the benefit of, the parties thereto and their respective successors and permitted assigns.
(d)    This Joinder Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Joinder Agreement

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by facsimile or by electronic mail attachment in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.
(e)    By signing in the space provided for it below, the Company, in its capacity as initial the Servicer under the Agreement hereby confirms, acknowledges and agrees that it will collect and service the Purchased Receivables sold to the Buyer by the Company Affiliate pursuant to all of the terms of the Agreement and the Company, in its capacity as the Servicer, Seller Representative and/or direct or indirect parent or affiliate of such the Company Affiliate, hereby confirms, acknowledges and agrees that the Company shall be jointly and severally responsible for all payment and other obligations of such the Company Affiliate as set forth in the Agreement.
(continued on following page)

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IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be executed by its duly authorized officer as of the date and year first above written.

[NAME OF COMPANY AFFILIATE],
as a Seller

By:______________________________
Name:__________________________
Title:___________________________

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HITACHI CAPITAL AMERICA CORP.,
as the Buyer

By:______________________________
Name:__________________________
Title:___________________________

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CONFIRMED AND AGREED:

MILACRON MARKETING COMPANY LLC,
as the Servicer and Seller Representative

By:______________________________
Name:__________________________
Title:___________________________

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Schedule I

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